Exhibit (h)(1)

AGREEMENT
FOR FUND ADMINISTRATION,
FUND ACCOUNTING SERVICES,
TRANSFER AGENCY SERVICES
AND
CUSTODY SERVICES

                AGREEMENT made as of November 1, 2002, by and between FBR Fund for Tax-Free Investors, Inc., having its principal office and place of business at 4922 Fairmont Avenue, Bethesda, Maryland 20814 , on behalf of all series of the Fund listed on Exhibit 2, as may be amended from time to time (together, the "Fund"), and FBR National Bank & Trust, Bethesda, Maryland, a national banking association, having its principal office and place of business at 4922 Fairmont Avenue, Bethesda, Maryland 20814, on behalf of itself and its affiliates (the "Company").

                WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), with authorized shares of common stock ("Shares");

                WHEREAS, the Fund desires to retain the Company as fund accountant to provide Fund Accounting Services (as herein defined) including certain pricing, accounting and recordkeeping services for the Fund, and the Company desires to accept such appointment;

                WHEREAS, the Fund desires to appoint the Company as its transfer agent and dividend disbursing agent to provide it with Transfer Agency Services (as herein defined) and agent in connection with certain other activities, and the Company desires to accept such appointment;

                WHEREAS, the Fund desires to appoint the Company as custodian of the Fund's assets and to provide Custodial Services (as herein defined), and the Company desires to accept such appointment; and
       WHEREAS, the Fund desires to appoint the Company as Fund Administrator and to provide fund administration services (as herein defined), and the Company desires to accept such appointment.

                NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION ONE:  FUND ACCOUNTING SERVICES.

ARTICLE 1.  APPOINTMENT

                The Fund hereby appoints the Company to provide certain pricing and accounting services to the Fund, for the period and on the terms set forth in this Agreement. The Company accepts such appointment and agrees to furnish the services subject to the terms and conditions set forth in this Agreement.

ARTICLE 2.  DUTIES OF THE COMPANY

                Subject to the supervision and control of the Fund's Board of Directors ("Board"), the Company will assist the Fund with regard to fund accounting for the Fund and in connection therewith undertakes to perform the following specific services:

A.  Value the assets of the Fund as set forth in the Prospectuses and Statement of Additional Information of the Fund ("Prospectus") and pursuant to applicable regulations.

B.  Determine the net asset value per share of the Fund, at the time and in the manner from time to time determined by the Board and as set forth in the Prospectus;

C.  Calculate the net income of the Fund, if any;

D.  Calculate realized capital gains or losses of the Fund resulting from sale or disposition of assets, if any;

E.  Maintain the general ledger and other accounts, books and financial records of the Fund as required under Section 31(a) of the 1940 Act and the rules thereunder in connection with the services provided by the Company;

F.  Preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records to be maintained by Rule 31a-1 under the 1940 Act in connection with the services provided by the Company. The Company further agrees that all such records it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund such records in the form such records are maintained upon the Fund's request.  Moreover, upon the reasonable request of the Fund, copies or extracts of any such records shall be provided by the Company to the Fund or to another person at the Fund's request, and at the Fund's expense.

G.  Provide reasonable assistance, as the Fund may from time to time request, in obtaining from year to year favorable opinions from the Fund's independent accountants with respect to its activities hereunder in connection with the preparation of the Fund's Form N-1A, Form N-SAR or other annual or semiannual reports to the SEC and with respect to any other requirements of the SEC.

            The foregoing, along with any additional services that the Company shall agree in writing to perform for the Fund under this Section One, shall be referred to as "Fund Accounting Services."

            The Company, in its sole discretion, may from time to time subcontract to, employ or associate with itself such person or persons as the Company may believe to be particularly suited to assist it in performing Fund Accounting Services, provided that such person agrees to comply with all applicable provisions of the federal securities laws.

SECTION TWO:  TRANSFER AGENCY SERVICES.

ARTICLE 3.  APPOINTMENT

                Subject to the terms and conditions set forth in this Agreement, the Fund hereby appoints the Company to act as, and the Company agrees to act as, transfer agent and dividend disbursing agent for the Fund, and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Fund ("Shareholder(s)"), including, without limitation, any periodic investment plan or periodic withdrawal program.

ARTICLE 4.  DUTIES OF THE COMPANY

            The Company shall perform the following services in accordance with Proper Instructions, as herein defined, as may be provided from time to time by the Fund:

            A.  Purchases

(1) The Company shall receive orders and payment for the purchase of shares and promptly deliver payment to the appropriate Fund custody account.  The Company shall notify the Fund on a daily basis of the total amount of orders and payments so received and delivered.

(2) Pursuant to purchase orders and in accordance with the current Prospectuses, the Company shall compute and issue the appropriate number of Shares of  the Fund and hold such Shares in the appropriate Shareholder accounts.

(3) In the event that any check or other order for the purchase of Shares of the Fund is returned unpaid for any reason, the Company shall debit the Share account of the Shareholder by the number of Shares that had been credited to its account upon receipt of the check or other order, promptly mail a debit advice to the Shareholder, and notify the Fund of its action.  In the event that the amount paid for such Shares exceeds proceeds of the redemption of such Shares plus the amount of any dividends paid with respect to such Shares, the Adviser will reimburse the Company on the amount of such excess.

                B.  Distribution

(1) Upon notification by the Fund of the declaration and payment of any dividend or distribution to Shareholders, the Company shall act as Dividend Disbursing Agent for the Fund in accordance with the provisions of the Fund's Articles of Incorporation and Bylaws and the then-current Prospectus.  The Company shall prepare and mail or credit income, capital gain, or any other payments to Shareholders.  The Company shall, on or before the payment date of any such distribution, estimate the amount required to pay any portion of said distribution which is payable in cash and make available sufficient funds for the cash amount to be paid out. The Company shall reconcile the estimated amounts and the amounts actually paid out, and provide records of the same to the Fund, on a daily basis. If a Shareholder is entitled to receive additional Shares by virtue of any such distribution or dividend, appropriate credits shall be made to the Shareholder's account; and

(2) The Company shall maintain records of account for the  Fund and its Shareholders and advise the Fund as to the foregoing.

                C.  Redemptions and Transfers

(1) The Company shall receive redemption requests and redemption directions and determine whether such redemption requests comply with such procedures as may be described in the Prospectuses or set forth in Proper Instructions. The Company shall notify the Fund on a daily basis of the total amount of redemption requests processed and monies paid to the Company for redemptions.

(2) Pursuant to redemption requests and in accordance with the current Prospectuses, the Company shall compute and issue the appropriate number of Shares of the Fund to be redeemed and deduct such Shares in the appropriate Shareholder accounts.

(3) At the appropriate time upon realizing redemption proceeds with respect to any redemption, the Company shall pay or cause to be paid the redemption proceeds in the manner instructed by the redeeming Shareholders, pursuant to procedures described in the then-current Prospectuses.

(4) The Company shall effect transfers of Shares by the registered owners thereof.

(5) The Company shall identify and process abandoned accounts and uncashed checks for state escheat requirements on an annual basis and report such actions to the Fund.

                D.  Recordkeeping

(1) The Company shall record the issuance of Shares of the Fund and maintain pursuant to applicable federal securities laws and rules thereunder, a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Company shall also provide the Fund on a regular basis or upon reasonable request with the total number of Shares which are authorized and issued and outstanding, but shall have no obligation when recording the issuance of Shares, except as otherwise set forth herein, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

(2) The Company shall establish and maintain records pursuant to applicable federal securities laws and rules thereunder relating to the services to be performed hereunder in the form and manner as agreed to by the Fund.  Such records will include a record for each Shareholder's account of the following:

(a) Name, address and tax identification number (and whether such number has been certified);

(b) Number of Shares held;

(c) Historical information regarding the account, including dividends paid and date and price for all transactions;

(d) Any stop order, notice of adverse claim or any other restriction on transfers placed against the account;

(e) Information with respect to withholding in the case of a foreign account or an account for which withholding is required by the Internal Revenue Code;

(f) Any dividend reinvestment order, plan application, dividend address and correspondence relating to the current maintenance of the account;

(g) Any information required in order for the Company to perform the calculations contemplated or required by this Agreement.

(3) The Company shall preserve any such records required to be maintained pursuant to federal securities laws and rules thereunder, for the periods prescribed in said rules as specifically noted below. Such record retention shall be at the expense of the Company, and such records may be inspected by any officer of the Fund and any other person duly authorized by the Board of Directors to give Proper Instructions on behalf of  the Fund at reasonable times.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Company to the Fund or any officer of the Fund, at the Fund's expense.  The Company may, at its option at any time, and shall forthwith upon the Fund's demand, turn over to the Fund and cease to retain in the Company's files, records and documents created and maintained by the Company pursuant to this Agreement, which are no longer needed by the Company in the performance of its services or for its protection. If not so turned over to the Fund, such records and documents will be retained by the Company for six years from the year of creation, during the first two of which such documents will be in readily accessible form. At the end of the six year period, such records and documents will either be turned over to the Fund or destroyed in accordance with Proper Instructions.

                E.  Confirmations/Reports

(1) The Company shall furnish to the Fund periodically the following information:

(a) A copy of the transaction register;

(b) Dividend and reinvestment blotters;

(c) The total number of Shares issued and outstanding in each state for "blue sky" purposes as determined according to Proper Instructions delivered from time to time by the Fund to the Company;

(d) Shareholder lists and statistical information;

(e) Such other information as may be agreed upon from time to time.

(2) The Company shall prepare in the appropriate form, file with the Internal Revenue Service and appropriate state agencies, and, if required, mail to Shareholders, such notices for reporting dividends and distributions paid as are required to be so filed and mailed and shall withhold such sums as are required to be withheld under applicable federal and state income tax laws, rules and regulations.

(3) In addition to, and not in lieu of, the services set forth above, the Company shall:

(a) Perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including, but not limited to: maintaining all Shareholder accounts; mailing Shareholder reports and Prospectuses to current Shareholders; withholding taxes on accounts subject to back-up or other withholding (including non-resident alien accounts); preparing and filing reports on U.S. Treasury Department Form 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders; preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other conformable transactions in Shareholder accounts; preparing and mailing activity statements for Shareholders; and providing Shareholder account information; and

(b) Provide a system which will enable the Fund to monitor the total number of Shares of  the Fund sold in each state ("blue sky reporting"). The Fund shall by Proper Instructions (i) identify to the Company those transactions and assets to be treated as exempt from the blue sky reporting for each state and (ii) verify the classification of transactions for each state on the system prior to activation and thereafter monitor the daily activity for each state. The responsibility of the Company for the Fund's state blue sky registration status is limited solely to the recording of the initial classification of transactions or accounts with regard to blue sky compliance and the reporting of such transactions and accounts to the Fund as provided above.

                F.  Other Duties

(1) The Company shall answer correspondence from Shareholders relating to their Share accounts and such other correspondence as may from time to time be addressed to the Company.

(2) The Company shall prepare Shareholder meeting lists, mail proxy cards and other material supplied to it by the Fund in connection with Shareholder meetings of the Fund; receive, examine and tabulate returned proxies, and certify the vote of the shareholders.

(3) The Company undertakes to comply with all applicable requirements of the federal securities laws, as well as any laws, rules and regulations of governmental authorities having jurisdiction with respect to the Transfer Agency Services to be performed hereunder.

The foregoing, along with any additional services that the Company shall agree to perform for the Fund under this Section Two, shall hereafter be referred to as "Transfer Agency Services."

ARTICLE 5.  DUTIES OF THE FUND

                A.  Compliance

                The Fund assumes full responsibility for the preparation, contents and distribution of the Prospectus and for complying with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act and any laws, rules and regulations of government authorities having jurisdiction.

                B.  Dividends and Distributions

                The Fund shall promptly inform the Company of the declaration of any dividend or distribution on account of any Fund shares.

SECTION THREE: CUSTODY SERVICES.

                ARTICLE 6.  APPOINTMENT

                The Fund hereby employs the Company (referred to as the "Custodian" in this capacity) to serve as the custodian of its assets pursuant to Section 17(f) of the 1940 Act and the regulations thereunder.  The Fund agrees to deliver to the Custodian substantially all securities and cash owned by it from time to time, and substantially all income, principal or capital distributions or other payments received by it with respect to such securities, and the cash consideration received for the issuance and sale of Shares of the Fund from time to time.  The Custodian will not be responsible for any property of the Fund not delivered to the Custodian.  The services set forth in this Section Three along with other services that the Custodian agrees in writing to perform for the Fund under this Section Three shall be referred to as "Custodial Services."

ARTICLE 7.  DUTIES OF THE COMPANY

                A.  Holding Securities

               The Custodian will hold, earmark and physically segregate for the account of the Fund all non-cash property, including all securities owned by the Fund, other than securities maintained pursuant to Section J hereof in a clearing agency which acts as a securities depository or in an authorized book-entry system authorized by the U.S. Department of the Treasury, collectively referred to herein as a "Securities System."  All cash, securities and other non-cash property of a Fund shall be identified as belonging to the Fund.

                B.  Delivery of Securities

                The Custodian will deliver securities held by the Custodian or in a Securities System account only upon receipt of Proper Instructions, which may be continuing instructions, and only in the following cases:

1.  Upon sale of such securities for the account of the Fund and receipt of payment therefor;

2.  Upon receipt of payment in connection with any repurchase agreement related to such securities entered into by the Fund;

3.  In the case of a sale effected through a Securities System, in accordance with the provisions of Section J hereof;

4.  To the depository agent in connection with tenders or other similar offers for securities of the Fund;

5.  To the issuer thereof, or its agent, when such securities are called, redeemed, retired or otherwise become payable; provided that, in any such case, the cash or other consideration is to be delivered to the Custodian;

6.  To the issuer thereof, or its agent, for registration or re-registration pursuant to the provisions of Section C hereof; or for exchange for a different number of certificates or other evidence representing the same aggregate face amount or number of units; provided that, in any such case, the new securities are to be delivered to the Custodian;

7.  To the broker selling such securities for examination in accordance with the "street delivery" custom; provided that the Custodian will maintain procedures to ensure prompt return to the Custodian by the broker in the event the broker elects not to accept such securities;

8.  For exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

9.  In the case of warrants, rights or similar securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

10.  For delivery in connection with any loans of securities made by the Fund, but only against receipt of adequate collateral, as agreed upon from time to time by the Custodian and the Fund, which may be in the form of cash or obligations issued by the United States government, its agencies or instrumentalities;

11.  For delivery as security in connection with any borrowing by the Fund requiring a pledge of assets by the Fund against receipt of amounts borrowed;

12.  Upon receipt of a redemption request in good order in its capacity as transfer agent, to holders of Shares in connection with distributions in kind in satisfaction of requests by holders of Shares for repurchase or redemption, consistent with applicable laws; and

13.  For any other proper corporate purposes, but only upon receipt of, in addition to Proper Instructions, a copy of a resolution of the Board, certified by the Secretary or an Assistant Secretary, specifying the securities to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purposes to be proper corporate purposes, and naming the persons to whom delivery of such securities will be made.

C.  Registration of Securities

Securities held by the Custodian (other than bearer securities) will be registered in the name of the Fund, or in the name of any nominee of the Fund, the Custodian or any Securities System, or in the name or nominee name of any agent or sub-custodian appointed pursuant to Section I hereof, provided that the Custodian will maintain a mechanism for identifying all securities belonging to the Fund, wherever held or registered.  All securities accepted by the Custodian hereunder will be in "street name" or other good delivery form.

D.  Bank Accounts

If requested by the Fund, the Custodian will open and maintain a separate bank account or accounts in the name of the Fund, subject only to draft or order by the Custodian acting pursuant to the terms of this Agreement, and will hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Fund, other than cash maintained in a bank account established and used in accordance with Rule 17f-3 under the 1940 Act.

 E.  Payment for Shares

The Custodian will receive from the distributor of the Fund's Shares and deposit into the Fund's custody account payments received for Shares issued or sold from time to time by the Fund.

F.  Collection of Income and Other Payments

The Custodian will collect on a timely basis all income and other payments with respect to securities held hereunder to which the Fund will be entitled by law or pursuant to custom in the securities business, and will credit such income and other payments, as collected, to the Fund's custody account.

G.  Payment of Fund Moneys

Upon receipt of Proper Instructions, which may be continuing instructions, the Custodian will pay out moneys on behalf of the Fund in the following cases only:

1.  Upon the purchase of securities for the account of the Fund, but only (a) against the delivery of such securities to the Custodian (or any banking firm or trust company doing business in the United States or abroad which is qualified under the 1940 Act to act as a custodian and has been designated by the Fund or by the Custodian as its agent for this purpose); (b) in the case of a purchase effected through a Securities System, in accordance with the conditions set forth in Section J hereof or; (c) in the case of repurchase agreements entered into between the Fund and the Custodian, or another bank or a registered broker-dealer, (i) against delivery of securities either in certificate form or through an entry crediting the Custodian's account at the Federal Reserve Bank with such securities and with an indication on the books of the Custodian that such securities are held for the benefit of the Fund, and (ii) against delivery of the receipt evidencing purchase by the Fund of securities owned by the counterparty along with written evidence of the agreement by the counterparty to repurchase such securities from the Fund;

2.  In connection with conversion, exchange or surrender of securities owned by the Fund as set forth in Section B hereof;

3.  For the redemption or repurchase of Shares as set forth in Section H hereof;

4.  For the payment of any expense or liability incurred by the Fund, including, but not limited to, the following payments for the account of the Fund: interest, dividend disbursements, taxes, advisory, and administrative services fees accrued by the Fund whether or not such expenses are to be in whole or part capitalized or treated as deferred expenses;

5.  For the payment of any dividend declared pursuant to the governing documents of the Fund; and

6.  For any other proper corporate purposes, but only upon receipt of, in addition to Proper Instructions, a copy of a resolution of the Board, certified by its Secretary or an Assistant Secretary, specifying the amount of such payment, setting forth the purpose for which such payment is to be made, declaring such purpose to be a proper corporate purpose, and naming the person or persons to whom such payment is to be made.

H.  Payments for Repurchase or Redemptions of Shares of the Fund

From such funds as may be available, the Custodian will make funds available for payment to holders of Shares who have delivered a request for redemption or repurchase of their Shares.  In connection with the redemption or repurchase of Shares, the Custodian is authorized upon receipt of instructions to wire funds to a member of the Federal Reserve designated by the redeeming shareholders.

I.  Appointment of Agents

The Custodian may at any time in its discretion appoint, but only in accordance with an applicable vote by the Board and in accordance with the Fund's Articles of Incorporation, any eligible domestic bank or trust company, which is qualified under the 1940 Act to act as a domestic custodian, as its agent or sub-custodian to carry out such of the provisions of this Section 3 as the Custodian may from time to time direct; provided that the appointment of any such agent or sub-custodian will not relieve the Custodian of any of its responsibilities or liabilities hereunder.

J.  Deposit of Fund Assets in Securities Systems

       The Custodian may deposit and/or maintain securities owned by the Fund in: (1) a clearing agency registered with the Securities and Exchange Commission ("SEC") under Section 17A of the Securities Exchange Act of 1934, which acts as a securities depository; or (2) the book-entry system as provided in Subpart O of Treasury Circular No. 300, 31 CFR 306, Subpart B of 31 CFR Part 350, and the book-entry regulations of Federal agencies substantially in the form of Subpart O, in accordance with the applicable provisions of Rule 17f-4 under the 1940 Act (collectively referred to herein as a "Securities System"), and any other applicable federal securities rules and regulations, and subject to the following provisions:

1.  The Custodian may keep securities of the Fund in a Securities System provided that such securities are represented in an account ("Account") of the Custodian in the Securities System which will not include any assets of the Custodian other than assets held as a fiduciary, custodian, or otherwise for customers;

2.  The records of the Custodian with respect to securities of the Fund which are maintained in a Securities System will identify by book-entry those securities belonging to the Fund;

3.  The Custodian will pay for securities purchased for the account of the Fund upon (i) receipt of advice from the Securities System that such securities have been transferred to the Account, and (ii) the making of an entry on the records of the Custodian to reflect such payment and transfer for the account of the Fund.  The Custodian will transfer securities sold for the account of the Fund upon (i) receipt of advice from the Securities System that payment for such securities has been transferred to the Account, and (ii) the making of an entry on the records of the Custodian to reflect such transfer and payment for the account of the Fund.  The Custodian will furnish the Fund a monthly account statement showing confirmation of each transfer to or from the account of the Fund and each day's transactions in the Securities System for the account of the Fund;

4.  The book-entry system of the Federal Reserve System authorized by the U.S. Department of the Treasury and the Depository Trust Company, a clearing agency registered with the SEC ("DTC"), each are hereby specifically approved as a Securities System, provided that any changes in these arrangements shall be subject to the approval of the Board; and

5.  The Custodian will be liable to the Fund for any direct loss or damage to the Fund resulting from use of the Securities System to the extent caused by the negligence, misfeasance or misconduct of the Custodian or any of its agents or of any of its or their employees.  In no event will the Custodian be liable for any indirect, special, consequential or punitive damages.

K.  Ownership Certificates for Tax Purposes

The Custodian will execute ownership and other certificates and affidavits for all federal and state tax purposes in connection with receipt of income or other payments with respect to securities of the Fund held by it and in connection with transfers of securities.

L.      Proxies

The Custodian will cause to be promptly executed by the registered holder of such securities, if the securities are registered otherwise than in the name of the Fund or a nominee of the Fund, all proxies, without indication of the manner in which such proxies are to be voted, and will promptly deliver to the Fund's Adviser such proxies, all proxy soliciting materials and all notices relating to such securities.

M.    Communications Relating to Fund Securities

The Custodian will transmit promptly to the Adviser all written information (including, without limitation, pendency of calls and maturities of securities and expirations of rights in connection therewith) received by the Custodian from issuers of the securities being held for the Fund.  With respect to tender or exchange offers, the Custodian will transmit promptly to the Adviser all written information received by the Custodian from issuers of the securities whose tender or exchange is sought and from the party (or its agents) making the tender or exchange offer.  If the Adviser desires to take action with respect to any tender offer, exchange offer or any other similar transaction, the Adviser will notify the Custodian at least five business days prior to the date on which the Custodian is to take such action.

N.  Actions Permitted Without Express Authority

The Custodian may in its discretion, without express authority from the Fund:

1.  Make payments to itself or others for ordinary operating expenses relating to its duties under this Agreement, provided that all such payments will be accounted for to the Fund;

2.  Surrender securities in temporary form for securities in definitive form;

3.  Endorse for collection, in the name of the Fund, checks, drafts and other negotiable instruments; and

4.  In general, attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the securities and property of the Fund, except as otherwise directed by the Fund or the Board.  In no event, however, may the Custodian assign, hypothecate, pledge or otherwise dispose of assets, except pursuant to the Proper Instructions of the Fund.

ARTICLE 8.  DUTIES OF CUSTODIAN WITH RESPECT TO BOOKS OF ACCOUNT

                The Custodian will cooperate with and supply to the entity or entities appointed to keep the books of account of the Fund such information in the possession of the Custodian as is reasonably necessary to the maintenance of the books of account of the Fund.

ARTICLE 9.  RECORDS

                The Custodian will create and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of the Fund under the federal securities laws, including, without limitation, Section 31 of the 1940 Act and Rules 31a-1 and 31a-2 thereunder.  All such records will be property of the Fund and will at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Fund and employees and agents of the SEC.  Moreover, upon the reasonable request of the Fund, copies or extracts of any such records shall be provided by the Company to the Fund or to another person at the Fund's request, and at the Fund's expense.  The Custodian will, upon request, provide the Fund with a tabulation of securities held by the Custodian on behalf of the Fund, and will, upon request, and for such compensation as will be agreed upon between the Fund and the Custodian, include certificate numbers in such tabulations.

ARTICLE 10.  SUCCESSOR CUSTODIAN

                If the Board appoints a successor custodian, the Custodian will, upon termination, deliver to such successor custodian at the office of the Custodian, duly endorsed and in the form for transfer, all securities and other assets of the Fund then held by it hereunder.  The Custodian will also deliver to such successor custodian copies of such books and records relating to the Fund as the Fund and Custodian may mutually agree.

                In the event that no written order designating a successor custodian or certified copy of a vote of the Board will have been delivered to the Custodian on or before the date when such termination will become effective, then the Custodian will have the right to deliver to a bank or trust company of its own selection, that is permitted to be a custodian of the Fund's assets under the 1940 Act, all securities, funds and other properties held by the Custodian under this Agreement.  Thereafter, such bank or trust company will be the successor of the Custodian under this Agreement. In the event that securities, funds and other properties remain in the possession of the Custodian after the date of termination hereof owing to failure of the Fund to procure the certified copy of vote referred to, or of the Board to appoint a successor custodian, the Custodian will be entitled to fair compensation for its services during such period as the Custodian and retain possession of such securities, funds and other properties and the provisions of this Agreement relating to the duties and obligations of the Custodian will remain in full force and effect.

SECTION FOUR:  COMPENSATION AND EXPENSES.

                A.  The Fund will compensate the Company in accordance with Exhibit 2 hereto.

                B.  Compensation to the Company shall include all Fund costs except those detailed on Exhibit 2 hereto.

                C.  The compensation attributable to the Fund shall be accrued by the Fund and shall be paid to the Company no less frequently than monthly.  The Company will maintain detailed information about the compensation.

                D.  Any schedule of compensation agreed to hereunder, as may be adjusted from time to time, shall be dated and signed by a duly authorized officer of the Fund and a duly authorized officer of the Company.

                For purposes of determining fees payable to the Company, the value of the Fund's net assets shall be computed at the time and in the manner specified in the Prospectus.

SECTION FIVE:  GENERAL PROVISIONS.

ARTICLE 11.  PROPER INSTRUCTIONS

                As used throughout this Agreement, a "Proper Instruction" means a writing signed or initialed by one or more person or persons as the Board shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved.  Oral instructions will be deemed to be Proper Instructions if (a) the Company reasonably believes them to have been given by a person previously authorized in Proper Instructions to give such instructions with respect to the transaction involved, and (b) the Fund and the Company promptly cause such oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Fund and the Company are satisfied that such procedures afford adequate safeguards for the Fund's assets.

ARTICLE 12.  EVIDENCE OF AUTHORITY

                The Company will be protected in acting upon any instruction, notice, request, consent, certificate or other instrument or paper reasonably believed by it to be genuine and to have been properly executed by or on behalf of the Fund.  The Company may receive and accept a certified copy of a vote of the Board of the Fund as conclusive evidence (a) of the authority of any person to act in accordance with such vote, or (b) of any determination or of any action by the Board as described in such vote, and such vote may be considered as in full force and effect until receipt by the Company of written notice to the contrary.

ARTICLE 13.  ASSIGNMENT

                Except as provided below or elsewhere in this Agreement, neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by either party without the consent of the other party.

                A.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

               B.  With respect to Transfer Agency Services, the Company may without further consent on the part of the Fund subcontract for the performance of Transfer Agency Services with such other provider of services duly registered as a transfer agent under Section 17A(c)(1) or as the Company shall select, provided that (i) the Company gives the Fund thirty (30) days prior written notice; (ii) the delegate (or assignee) agrees with Company and the Fund to comply with all relevant provisions of the federal securities laws; and (iii) the Company and such delegate (or assignee) promptly provides such information as the Fund may ask, relative to the delegation (or assignment), including (without limitation) the capabilities of the delegate (or assignee).  The Company shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

               With regard to Fund Accounting Services, the Company may without further consent on the part of the Fund subcontract for the performance of such services with any affiliate of the Company, provided that (i) the Company gives the Fund thirty (30) days prior written notice; (ii) the delegate (or assignee) agrees with Company and the Fund to comply with all relevant provisions of the federal securities laws; and (iii) the Company and such delegate (or assignee) promptly provides such information as the Fund may ask, relative to the delegation (or assignment), including (without limitation) the capabilities of the delegate (or assignee).  The Company shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.  Such person or persons may be affiliates of the Company, third-party service providers, or they may be officers and employees who are employed by both the Company and the Fund; provided, however, that the Company shall be as fully responsible to the Fund for the acts and omissions of any such subcontractor as it is for its own acts and omissions. The compensation of such person or persons shall be paid by the Company and no obligation shall be incurred on behalf of the Fund in such respect.

                C.  The Company shall upon instruction from the Fund subcontract for the performance of services under this Agreement with an Agent selected by the Fund, other than as described above; provided, however, that the Company shall in no way be responsible to the Fund for the acts and omissions of the Agent.

                D.  This Agreement shall not be assigned by either party without the prior written consent of the other party, except that either party may assign all of or a substantial portion of its business to a successor, or to a party controlling, controlled by, or under common control with such party. Nothing in this Article 13 shall prevent the Company from delegating its responsibilities to another entity to the extent provided herein.

ARTICLE 14.  DOCUMENTS

                A.  In connection with the appointment of the Company under this Agreement, the Fund shall file with the Company the  following documents:

(1) A copy of the Articles and By-Laws of the Fund and all amendments thereto;

(2) A copy of the resolution of the Board of the Fund authorizing this Agreement;

(3) All account application forms and other documents relating to Shareholders accounts; and

(4) A copy of the current Prospectus.

          B.  The Fund will also furnish from time to time the following documents:

(1) Each resolution of the Board of the Fund authorizing the original issuance of the Fund's Shares;

(2) Each Registration Statement filed with the SEC and amendments thereof and orders relating thereto in effect with respect to the sale of Shares of the Fund;

(3) A certified copy of each amendment to the governing document and the By-Laws of the Fund;

(4) Certified copies of each vote of the Board authorizing officers to give Proper Instructions to the Custodian and agents for Fund Accounting Services, Custody Services, and Transfer Agency Services;

(5) Revisions to the Prospectus, as available, and such other certificates, documents or opinions which the Company may, in its discretion, deem reasonably necessary or appropriate in the proper performance of its duties; and

(6) Specimens of all new Share certificates representing Shares of the Fund, accompanied by Board resolutions approving  such forms.

ARTICLE 15.  REPRESENTATIONS AND WARRANTIES

                A.  Representations and Warranties of the Company

                The Company represents and warrants to the Fund that:

(1) It is a national banking association existing and in good standing under the laws of the United States;

(2) It is duly qualified to carry on its business in each jurisdiction where the nature of its business requires such qualification;

(3) It is empowered under applicable laws and by its Articles of Associationand By-Laws to enter into and perform this Agreement;

(4) All requisite corporate proceedings have been taken to authorize it to enter into and perform its obligations under this Agreement;

(5) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

(6) It is and shall remain for the term of this Agreement in material compliance with federal securities law requirements as is necessary for the Company to conduct its business.

               B.  Representations and Warranties of the Fund

               The Fund represents and warrants to the Company that:

(1) It is a Fund duly organized and existing and in good standing under the laws of its state of organization;

(2) It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform its obligations under this Agreement;

(3) All corporate proceedings required by said Articles and Bylaws have been taken to authorize it to enter into and perform its obligations under this Agreement;

(4) The Fund is an open-end investment company registered under the 1940 Act; and

(5) A registration statement under the 1933 Act will be effective, and appropriate state securities law filings have been made and will continue to be made, with respect to the Shares of the Fund offered for sale.

ARTICLE 16.  STANDARD OF CARE AND INDEMNIFICATION

                A.  Standard of Care

                With regard to Sections One, Two and Three and with respect to its performance as Fund Administrator, the Company shall be held to a standard of reasonable care in carrying out its responsibilities under this Contract. The Company shall be entitled to rely on and may act upon advice of counsel for the Fund, Adviser or other party contracted by or approved by the Fund on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice, provided that such action is not in violation of applicable federal or state laws or regulations, and is in good faith.

                B.  Indemnification by the Fund

                The Company shall not be responsible for, and the Fund shall indemnify and hold the Company, including its officers, directors, shareholders and their agents, employees and affiliates, harmless against any and all losses, damages, costs, charges, reasonable counsel fees (and amounts reasonably paid in settlement), payments, expenses and liabilities arising out of or attributable to:

(1) The acts or omissions of an Adviser or other party contracted by or approved by the Fund,

(2) The reasonable reliance on or use by the Company or its agents or subcontractors of information, records and documents in proper form which

(a) are received by the Company or its agents or subcontractors and furnished to it by or on behalf of the Fund, its Shareholders or investors regarding the purchase, redemption or transfer of Shares and Shareholder account information;

(b) are received by the Company or its agents or subcontractors from an Adviser or other third parties contracted by or approved by the Fund for use in the performance of services under this Agreement;

(c) have been prepared and/or maintained by the Fund or its affiliates or any other person or firm on behalf of the Fund.

(3) The reasonable reliance on, or the carrying out by the Company or its agents or subcontractors of, Proper Instructions of the Fund.

                Provided, however, that the Company shall not be protected by this Article 16 from liability for any act or omission resulting from the Company's willful misfeasance, bad faith, negligence or reckless disregard of its duties or failure to meet the standard of care set forth above in this Article 16.

               C.  Indemnification by Company

                The Company agrees to indemnify and hold the Fund harmless against any and all losses, damages, costs, charges, reasonable counsel fees (and amounts reasonably paid in settlement), payments, expenses and liabilities arising out of or attributable to the Company's willful misfeasance, bad faith, negligence or reckless disregard of its duties or failure to meet the standard of care set forth above in this Article 16.

                D.  Reliance

                At any time the Company may apply to any officer of the Fund for instructions with respect to any matter arising in connection with the services to be performed by the Company under this Agreement, and the Company and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action reasonably taken or omitted by it in reliance upon such instructions, provided such action is not in violation of applicable federal or state laws or regulations, or the terms of this Agreement.

                E.  Notification

                In order that the indemnification provisions contained in this Article 16 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

ARTICLE 17.  TERM AND TERMINATION OF AGREEMENT

                This Agreement shall be effective as of the date set forth above and shall continue in effect until November 1, 2003 ("Term").  Thereafter, the Agreement will continue for successive 12 month terms, unless terminated by either party upon two months notice.  In the event, however, of willful misfeasance, bad faith, negligence or reckless disregard of its duties by the Company, the Fund has the right to terminate the Agreement upon 60 days written notice, if the Company has not cured such willful misfeasance, bad faith, negligence or reckless disregard of its duties within 60 days.  The termination date for all original or after-added investment companies which are, or become, a party to this Agreement shall be coterminous.  Investment companies that merge or dissolve during the Term, shall cease to be a party on the effective date of such merger or dissolution.

                Should the Fund exercise its rights to terminate, all out-of-pocket expenses associated with the movement of records and materials will be borne by the Fund.  Additionally, the Company reserves the right to charge for any other reasonable expenses associated with such termination.  The provisions of Article 17 shall survive the termination of this Agreement.

ARTICLE 18.  AMENDMENT

                This Agreement, or any term thereof, may be amended or waived by a written agreement executed by both parties.

ARTICLE 19.  INTERPRETIVE AND ADDITIONAL PROVISIONS

                In connection with the operation of this Agreement, the Company and the Fund may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement.  Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Fund's Articles or Bylaws or the Company's Articles of Association.

ARTICLE 20.  GOVERNING LAW

                This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Maryland.

ARTICLE 21.  NOTICES

               Except as otherwise specifically provided herein, all notices and other communications, including Proper Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device, or communications effected directly between electro-mechanical or electronic devices (i.e. e-mail), provided that the Fund and Company are satisfied that such procedures afford adequate safeguards for the Fund's assets.  Notices shall be addressed: (a) if to the Fund, to 4922 Fairmont Avenue, Bethesda, Maryland 20814; or (b) if to the Company, to 4922 Fairmont Avenue, Bethesda, Maryland  20814; or (c) if to neither of the foregoing, to such other address as shall have been given by like notice by the sender of any such notice or other communication by the other party.  If notice is sent by communications effected directly between electro-mechanical or electronic devices, confirming telegram, cables, telex or facsimile sending device, it shall be deemed to have been given immediately.  If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed.  If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

ARTICLE 22.  SUCCESSOR AGENT

                If a successor agent for the Fund shall be appointed by the Fund, the Company shall upon termination of this Agreement deliver to such successor agent at the office of the Company all properties of the Fund held by it hereunder.  If no such successor agent shall be appointed, the Company shall at its office upon receipt of Proper Instructions deliver such properties in accordance with such instructions.

                In the event that no written order designating a successor agent or Proper Instructions shall have been delivered to the Company on or before the date when such termination shall become effective, then the Company shall have the right to deliver to a bank or trust company, which is a "bank" as defined in the 1940 Act, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $25,000,000, and that is a member of DTC, all properties held by the Company under this Agreement. Thereafter, such bank or trust company shall be the successor of the Company under this Agreement.

ARTICLE 23.  FORCE MAJEURE

                The Company shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available.  In the event of equipment failures, the Company shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions.  The Company shall have no liability for cessation of services hereunder or any damages resulting therefrom to the Fund as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.

ARTICLE 24.  SEVERABILITY

                In the event any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.

ARTICLE 25.  CONFIDENTIALITY

               The Company agrees to keep confidential all records of the Fund, and information relating to the Fund and its shareholders, unless the release of such records or information is otherwise consented to, in writing, by the Fund, or required by applicable law.  The Fund agrees that such consent shall not be unreasonably withheld and may not be withheld where the Company may be exposed to civil or criminal contempt proceedings.

ARTICLE 26.  CAPTIONS

               The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

ARTICLE 27.  FURTHER ACTIONS

               Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

ARTICLE 28.  FACSIMILE SIGNATURES

               The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

ARTICLE 29.  EFFECTIVE DATE AND COMMENCEMENT OF SERVICE

               The effective date of this Agreement will be the date of signature by the parties below.  The date of commencement of services for billing purposes will be November 1, 2002 unless agreed upon in writing by both parties.

ARTICLE 30.  COUNTERPARTS

                This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

ARTICLE 31.  MERGER OF AGREEMENT

                This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

                The execution and delivery of this Agreement have been authorized by the Directors of the Fund and signed by an authorized officer of the Fund, acting as such, and neither such authorization by such Directors nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Directors or Shareholders of the Fund, but bind only the property of the Fund as provided in the Fund's Articles.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

FBR FUND for TAX-FREE INVESTORS, INC.

By:___/s/ Webb C. Hayes, IV________________
      Webb C. Hayes, IV
       Chairman

FBR NATIONAL BANK & TRUST

By:  ___/s/ Linda R. Paisley__________________
        Linda Paisley
        Chief Executive Officer

 EXHIBIT 1
Additional Services provided by the Company to the Fund

Fund Accounting Services

Additional fund accounting services include:

  Calculate and provide to the Adviser a daily cash position for the Fund for investment purposes.
  Balance funds.
  Act as paying agent for all Fund expenses.
  Prepare and maintain the necessary journals and schedules to report the required information on Form N-SAR.
  Periodic reporting to the Adviser, including share purchases and redemptions and trial balances of the Fund and cash transaction ledgers.
  Calculate and present to the Adviser Fund accrual calculations.
  Review expense account activity and monitor compliance of Fund expense limitations.
  Prepare and file surveys and requests for statistical information from various industries reporting agencies.
  Prepare the necessary supporting computations on a book and tax basis to ensure that the Fund complies with the requirements of Section 851 of the Internal Revenue Code.
  Monitor all tax compliance calculations to ensure that the Fund continues to qualify as a regulated investment company pursuant to Subchapter M of the Internal Revenue Code.
  Assist independent accountants with the annual audit and all tax returns by preparing a substantial amount of the annual audit and tax work papers.
  Prepare the financial statements and supporting statements, footnotes, per share information and statement of investments for the inclusion in the semi annual and annual reports.

Custodial Services

Additional custodian services include:

  Provide the Adviser monthly summary reports on all assets held by the Fund.
  Retain Fund cash in separate account(s) in the name of the Fund.
  Send the Fund copies of all reports on the Company's internal controls.

Transfer Agent Services
Additional transfer agency services include:

  Provide and maintain the necessary personnel, records and equipment to receive and answer shareholder and dealer inquires relating to account status, share purchases, redemptions, exchanges and investment plans.
  Interface with Fund's distributor with regards to transactions pertaining to Fundserv.
  Assist with the mailing and preparation of proxy cards and other materials in connection with shareholder meetings of the Fund, receive, examine and tabulate returned proxies and participate as required by law in shareholder meetings.
  Assist in preparation and mailing any and all communications with shareholders including annual and semiannual reports.
  Perform all transfer agency and shareholder services consistent with the current Prospectus.

Administrative Services
Administrative services include:

  Coordinate and monitor all third party services.
  Maintenance of records per SEC and state regulations.
  Establish and maintain procedures for compliance with federal and state regulations.
  Monitor, calculate and process SEC registration fees.
  Monitor, calculate and process "Blue Sky" fees.
  Monitor and pay all approved Director fees and expenses.
  Assist in preparation of board reports and minutes.
  Coordinate and assist in implementing a Fund insurance program with regards to Fidelity Bond and D&O/E&O Insurance.
  Prepare and file post-effective amendments to the registration statements and other documents with the SEC and other federal and state regulatory authorities as required by law.
  Assist in preparation of all shareholder communications.
  Assist and coordinate design and printing of all Fund forms and stationery.
  Provide officers to the Fund as requested.
  Assist in the preparation and review of the Fund's federal, state and local income tax returns and any other required tax returns.
  Assist in the preparation and review of year-end shareholder tax notifications.
  Assist with the preparation and dissemination of statistical information and research data to outside reporting agencies.

Acknowledged and Agreed To:

FBR Fund for Tax-Free Investors, Inc.	FBR National Bank & Trust

By:__/s/ Webb C. Hayes, IV_______	By:_/s/ Linda R. Paisley___________
Webb C. Hayes, IV	Linda Paisley
Chairman	Chief Executive Officer

EXHIBIT 2
 Fee Schedule for FBR Fund for Tax-Free Investors, Inc.

FBR Tax-Free Money Market Portfolio
FBR Maryland Tax-Free Portfolio
FBR Virginia Tax-Free Portfolio

Asset Level	Annual Fee per Portfolio*
<= $20 MM	$60,000
>$20MM <= $100MM	0.30% of Assets
>$100MM	0.25% of Assets

*Annual Fee paid monthly and calculated daily on net assets.

Fee to include all Fund costs except:

  Investment advisor fee;
  Extraordinary attorney fees, including, but not limited to, non routine filings or merger, acquisition or new product offering activity;
  Marketing costs outside of routine shareholder communications; and
  Interest costs.

Acknowledged and Agreed To:

FBR Fund for Tax-Free Investors, Inc.	FBR National Bank & Trust

By:_/s/ Webb C. Hayes, IV	By: /s/ Linda Paisley
Webb C. Hayes, IV	Linda Paisley
Chairman, President, Treasurer	Chief Executive Officer